Exhibit 10.1

INTESA SAN PAOLO LOGO

LOAN AGREEMENT

No. 0IC1010185301

With this agreement, drawn up in 3 original copies with a single legal effect, between:

a) as financing party: Banca INTESA SANPAOLO S.p.A.—hereinafter referred to as “Bank”—Parent Company of the INTESA SANPAOLO Banking Group registered in the Register of Banking Groups, with registered office in Turin, Piazza San Carlo, 156 and secondary office in Milan, Via Monte di Pietà, 8, tax code no. [***] Representative of the “Intesa Sanpaolo” VAT Group, VAT No. [***], member of the Interbank Deposit Protection Fund and the National Guarantee Fund, share capital (fully paid up) of Euros 9,085,663,010.32, company registered in the Company Register—Turin Office No. [***] and in the Register of Banks under No. [***], in the person of GIORGIO GARBERI, born in Voghera on 04/05/1964 in the capacity of Executive with address for service for his post in the branch of Milan Porta Vittoria—ag. 07324, as empowered by the current Articles of Association,

b) as the borrower:

KALEYRA SPA with registered office in MILAN (MI), VIA MARCO D’AVIANO, 2 share capital (fully paid up) Euros 110,593, Tax ID and Business Register—Milan Office No. [***], VAT No. [***], in the person of LUCA GIARDINA PAPA, born on [***], in Limbiate (MB), as Special Attorney of the Company, with address for service for his position at the registered office, as empowered by the Board of Directors’ meeting of 17 June 2020, hereinafter referred to as “Borrower” or “Beneficiary Company”, this Loan agreement is hereby entered into.

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The following “Summary Document” is hereby introduced as an integral part of this document.

SUMMARY DOCUMENT

No. 1/2020 - DATED 29/07/2020

FINANCIAL TERMS

•	Duration: 72 months, starting from the date of disbursement of the loan including a grace period

•	Interest rate: variable, determined in nominal terms each year by the addition of:

1) a fixed 1.70% rate called spread;

2) a variable amount equal to the three-month EURIBOR rate, base 360, (currently -0.413 % per annum). The loan’s interest rate is currently 1.287% nominal per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the Borrower is in any event required to return the principal disbursed.

•	Frequency of instalments: quarterly.

•	Grace period: 4 quarterly instalments.

•	Interest payments: starting from the disbursement date.

•	Repayment: from the end of the grace period, the principal will be repaid as per the attached plan

•	Late-payment interest: annual nominal rate as per the contract rate, currently 1.287% (one point two eight seven) annual, increased by 2.00 percent.

•	Early termination fee: 1% on the principal repaid early.

INTESA SAN PAOLO LOGO

•	Annual percentage rate (APR): currently 1.37% per annum.

•	Fees:

A) underwriting: Euros 11,000.00;

B) for any transfers: Euros 51.00;

costs for sending communications required by law: Euros 0.70 for each mailing;

expenses for sending communications required by law online: Euros 0.00 per sending;

collection fees and expenses for sending instalment due notice or payment receipt: Euros 4.00 for each mailing;

issue of credit existence certificate: Euros 51.00.

for contract revision requested by the borrower: 0.50% on the amount of the outstanding principal at the time of the request, with a minimum of Euros 100.00 (except for the cases that are exempt pursuant to Art. 120 quater of the TUB [Italian Consolidated Banking Law]). In any case, no expenses are due for communications exempt under the law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis Law No. 40/2007).

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1. Amount, purposes

Bank herewith grants Borrower a loan of Euros 5,500,000.00 (FIVE MILLION FIVE HUNDRED THOUSAND/00 EUROS) (hereinafter “Loan”)

The Loan is aimed at: liquidity support following the Covid19 health emergency.

A guarantee by Banca del Mezzogiorno—MedioCredito Centrale S.p.A. was issued for this Loan on 21/07/2020 (pursuant to Decree Law No. 23/2020, Art. 13, paragraph 1) on the Guarantee Fund for Small and Medium Enterprises, established in accordance with Law No. 662/1996, subsequent amendments and additions and related implementing regulations.

2. Disbursement

The disbursement will be made in a single payment by crediting the loan amount to current account No. 1000/12514, in the name of the Borrower at the Milan Branch, Via Marconi ang. Piazza Diaz- ag. 08051 of the Bank, net of the amount corresponding to the expenses under Art. 10.

At the time of disbursement, the Borrower shall therefore issue a final receipt of the amount disbursed by signing the disbursement statement.

3. Duration and methods of repayment

The duration of the loan is set at 72 months from the date of disbursement.

This duration shall include a grace period.

Interests shall be paid, at the variable rate referred to in Art. 4, in 24 quarterly instalments, the first of which will be due on 29/10/2020 and the last on 29/07/2026, with the specification that the first 4 instalments will only include interests. Calculation of interest starts from the date of disbursement.

The principal will be repaid in 20 quarterly instalments. The first principal instalment will be due on 29/10/2021, and the subsequent instalments will have the same due dates as the interest instalments, while the last will be due on 29/07/2026

All of the above according to the repayment schedule attached to this deed under letter “A”.

The Borrower authorizes the charging of the amounts of each instalment to the account referred to in Art. 2, which it undertakes to keep open for the entire duration of the Loan and on which it undertakes to promptly make available the funds needed to pay the instalments, in accordance with the provisions of Art. 7(d).

INTESA SAN PAOLO LOGO

4. Interest Rate

The interest rate shall be determined for each quarter as one quarter of the addition of the following items:

I. -a fixed annual nominal rate of 1.70 percent called the spread;

II. -an annual variable amount equal to the three-month interest rate ( base 360 )—called EURIBOR—(Euro Interbank Offered Rate)—the reference index for the determination of interest rates—recorded by the manager of the index, the European Money Markets Institute (EMMI) (or any other entity that may replace it in the future), published on the penultimate bank business day of the month preceding the starting date of each instalment (currently -0.413% per annum) on the “EURIBOR01” page of the Reuters IT circuit (or in the future any page or service that may replace it) and normally published in the daily newspaper “Il Sole 24 ORE” the following day.

For a description of the Euribor or other information relating to said index, please refer to the EMMI website.

In the event of the change of the formula and/or methodology (mathematical or any other kind) used to measure the Euribor in accordance with the procedures in place at the closing date of the agreement, the Euribor will be used in accordance with the prevailing formula and/or methodology, as defined in accordance with the provisions of European Regulation 2016/1011 of 8 June 2016.

If, for any reason, the EMMI does not record this rate on the expected day, the last known Euribor value will be used. If there is no definitive recording of the Euribor, the replacement index will be the index (including any differential or adjustment) that will be formally recommended by (i) the private sector working group on euro risk-free rates set up by the European Central Bank (“ECB”), the Financial Services and Markets Authority (FSMA), the European Securities and Markets Authority (ESMA) and the European Commission, or (ii) by EMMI, as manager of EURIBOR, or (iii) by the competent authority under European Regulation 2016/1011 (“BMR”) for the supervision of EMMI, as manager of the index, or (iv) by the competent national authorities designated under the BMR, or (v) by the ECB.

The interest rate of the loan is currently equal to 1.287% (one point two eight seven) nominal per annum.

The APR (Annual Percentage Rate) of this loan, calculated today, is 1.37% per annum.

If the algebraic sum of the Euribor parameter value and the spread determines a negative result, the rate is still fixed at zero since the Borrower is in any event required to return the principal disbursed.

The interests referred to in this article shall be calculated based on the actual number of days elapsed and with a fixed divider of 36,000 on an annual basis.

The interest rate on this loan is calculated taking into account the fact that it has been granted a guarantee pursuant to Law 662/1996, mentioned in Article 1.

5. Late-payment interest

Any amount owed for any reason under this agreement and not paid shall, from the due date and without the need for any formal notice, give rise to late-payment interest to be paid by the Borrower to the Bank. Periodic capitalization of such interests is not permitted.

Late-payment interest will be calculated at the annual nominal rate laid down as the contractual rate under Art. 4 above, currently 1.287% (one point two eight seven) annual, increased by 2.00 percent.

Late-payment interest shall be calculated on the basis of the actual number of days elapsed and with a fixed divider of 36,500 on an annual basis.

INTESA SAN PAOLO LOGO

6. Early repayment

Early repayment of the loan is permitted, in whole or in part, under the following terms:

a) that the Borrower fulfils all of its contractual obligations at the time of early termination;

b) that the early repayment does not take place at the same time as the due date of an instalment. In the event of only partial early repayment, such amount will be credited as a pro rata reduction on later instalments, without any changes to the original duration of the Loan.

In the event of total or partial early repayment of the loan or operation of the loan acceleration clause, termination of the agreement or withdrawal, the Bank shall only be entitled to a percentage fee on the principal repaid early at the rate of 1%; the Borrower shall not be charged anything else for this reason.

7. Miscellaneous obligations of the Borrower

From the date of acceptance of this agreement until the definitive extinction of all the obligations assumed hereunder, the Borrower undertakes:

a) to send the Bank its annual financial statements along with the reports of the Board of Directors (and, where applicable, the reports of the Board of Statutory Auditors) within thirty days of their approval by the Shareholders’ Meeting, as well as the agenda of the Ordinary Shareholders’ Meetings and of any Extraordinary Shareholders’ Meetings as soon as they have been called, and to send the relevant minutes within thirty days of the Shareholders’ Meeting;

b)—to immediately provide the Bank, upon request, with declarations, records and any other information or data concerning shareholders equity, its financial situation, and financial standing in accordance with the instructions given by the Supervisory Body of Banks;

c)—to immediately notify the Bank about any change or event of a technical, administrative, legal or litigious nature, even if it is well-known, which could substantially alter the financial, economic or operational situation in a negative sense or could in any case compromise its operational capacity; such events include, but are not limited to: the initiation of executive actions, circumstances that could lead to the withdrawal of one or more shareholders, receipt of a withdrawal notice from one or more shareholders, adoption of a resolution to allocate one or more assets to one or more specific transactions in accordance with Art. 2447 bis of the Italian Civil Code;

d) to keep the current account referred to in Article 2 open and to provide the necessary funds to pay the instalments in a timely manner;

e)—not to abandon, suspend the financed programme or execute it in a manner that does not comply with the provisions delivered to the Bank and not to use, in whole or in part, the sums loaned for purposes other than those contractually established.

f)—to ensure that the financial parameters indicated in Annex “B” are respected until the extinction of all the Bank’s claims in relation to this Loan.

The Bank and the Borrower expressly agree that the obligations referred to in this article are considered essential, and the non-fulfilment or only partial fulfilment of even one of them shall constitute cause for termination of the agreement or withdrawal from it within the limits set forth in Art. 9 below.

7 Bis. Obligations deriving from the guarantee given by the Guarantee Fund for SMEs (Law 662/1996, Art.2 paragraph 100, letter A)

In view of the guarantee granted by the Guarantee Fund to this loan and in consideration of the facilitated nature of the guarantee itself, the Borrower undertakes:

a)	not to change the purpose of the investment;

INTESA SAN PAOLO LOGO

b)	to apply—in accordance with Law No. 300/1970, Art.36—to employees conditions not inferior to those resulting from collective labour agreements in the category and the area;

c)	to operate in full compliance with current building, urban planning and environmental protection regulations;

d)	to allow inspections and controls by the bodies in charge and to provide the data and information requested by them;

e)

in general, to comply with the commitments undertaken when applying for the Guarantee Fund, the provisions of which it declares being well aware of.In particular, the Borrower acknowledges that, also in the event of controls by the Guarantee Fund, the investments must be documented in detail (with invoices or other equivalent documentation) and that failure to comply with this obligation may result in the revocation of the concession of the facilitation and in the payment by the Borrower of the penalties provided for by law.

7. Ter. Covenants

The Borrower—for itself, its successors and assignees and until the extinction of all the Bank’s claims in relation to this loan—undertakes to comply with the financial parameters indicated in Annex “B” are complied with, and ensure they are enforced.

The Bank reserves the right to terminate the agreement, pursuant to Art. 1456 of the Italian Civil Code, if even one of the financial parameters indicated above is not met, unless the Borrower proves, through the delivery of suitable documentation, that it has already remedied the non-compliance.

The Borrower undertakes to:

A)

ensure that the shareholders that currently hold direct or indirect control of the company do not transfer to third parties their shareholding that ensures such control, until all the amounts due under this loan have been repaid in full, as per specific declaration issued by the shareholders themselves;

B)

ensure that the Bank’s claims in relation to this loan are treated equally to the claims of any of its other unsecured creditors and, if collateral is granted in favour of other creditors, to provide the Bank with collateral equivalent to that provided in favour of these creditors within and no later than 30 (thirty) days from the date on which such collateral is provided (pari passu);

C)

refrain from selling, assigning, transferring or otherwise disposing of all or a substantial part of its goods or assets (through a single transaction or a series of related transactions), limited to the investee companies BUC MOBILE and SOLUTION INFINI, where this may substantially impair the Bank’s claims arising from this loan

The Bank reserves the right to terminate the agreement, pursuant to Art. 1456 of the Italian Civil Code, in the event of breach of any of the above obligations.

8. Undelayable nature of Borrower’s obligations

The Borrower’s obligation to pay on the due dates all sums due as repayment of principal, interests or for other reasons and, more generally, the performance of the obligations under this agreement may not be suspended or delayed even in the event of any dispute, including judicial ones, that were to be raised by the Borrower, by a guarantor or a third party.

INTESA SAN PAOLO LOGO

9. Operation of the loan acceleration clause, agreement termination and withdrawal

A. It is expressly agreed that the occurrence of any of the cases provided for by art. 1186 of the Italian Civil Code will activate the loan acceleration clause, without the need for a judicial decision. Loan acceleration operates if the Borrower applies for admission to insolvency procedures or to any procedure, including those of an extra-judicial nature, having similar effects, or in any case involving the satisfaction of debts and obligations in general in a manner different from normal, including the transfer of assets to creditors.

B. It is expressly agreed that the agreement shall be terminated, in accordance with Article 1456 of the Italian Civil Code, both in the event of breach of the obligation to pay all the amounts due to the Bank in the manner and within the terms provided for in Articles 3 and 6, and in the event of breach of even one of the obligations set forth in Article 7, letters a), b), c), e), and in Article 7-bis; the express termination may be declared even if situations, data or historical accounts, presented for the purpose of obtaining the loan or during its course, are then found to be untruthful.The Bank also reserves the right to terminate the agreement, pursuant to Art. 1456 of the Italian Civil Code, in the event that you fail to comply with the obligations set out in Art. 7 (f) and therefore fail to meet the financial parameters set out in Annex “B”, unless you can prove, through the delivery of suitable supporting documents, that you have already remedied the breach by the final date of approval of the relevant financial statements.

C. It is expressly agreed that the Bank has the right to withdraw from the loan agreement, pursuant to Article 1373 of the Italian Civil Code, upon the occurrence, in addition to any cause for the dissolution of the company, of any of the following events concerning the Borrower:

a) calling of a shareholders’ meeting to decide placing the company into liquidation;

b) merger, demerger, transfer or contribution of a business or business unit not previously authorized in writing by the Bank;

c) the existence of formal procedures, even if communicated pursuant to Article 7, which, at the Bank’s sole discretion, may be prejudicial to the legal, equity, economic and financial situation of the Borrower, including but not limited to the issue of injunctive decrees, attachment orders on company assets, the constitution of assets intended for a specific business in accordance with Article 2447 bis of the Italian Civil Code, etc.;

d) non-fulfilment of obligations of a credit, financial or guarantee nature, assumed towards any subject;

e) loan acceleration, termination or withdrawal for reasons attributable to the Borrower with respect to any third-party lender and in relation to any agreement entered into;

f) failure to comply with the obligations under Art. 7(d) (maintaining the current account and the funding thereof).

Loan acceleration, termination of the agreement or withdrawal of the Bank from the agreement will be notified by registered letter with return receipt and take effect upon receipt of such notice, or when it is returned to the sender after completion of the holding period.

In the event of loan acceleration, termination, withdrawal provided for in this article, the Borrower shall repay all amounts due to the Bank under this agreement, including any late-payment interest to the extent provided for in Article 5 above, within 10 (ten) bank working days of receipt of the Bank’s request.

10. Charges

For the entire term of the loan, the following charges shall be borne by the Borrower:

A) underwriting: Euros 11,000.00;

INTESA SAN PAOLO LOGO

B) any transfers: Euros 51.00;

costs for sending communications required by law: Euros 0.70 for each mailing;expenses for sending communications required by law online: Euros 0.00 per sending;collection fees and expenses for sending instalment due notice or payment receipt: Euros 4.00 per sending; issue of credit existence certificate: Euros 51.00;

for agreement revision requested by the borrower: 0.50% on the amount of the outstanding principal at the time of the request, with a minimum of Euros 100.00 (except for the cases that are exempt pursuant to Art. 120 quater TUB)

In any case, no expenses are due for communications exempt under the law (currently Art. 127 bis, paragraph 1 of the TUB and Art. 8 bis Law No. 40/2007).

In order to receive online account statements, it is necessary to sign up for the Bank’s remote services and use the relevant access credentials; remote services are provided under the agreements called “Internet, mobile and telephone services for companies and entities” or “Inbiz”.

For further information on remote services, please read the information sheet available.

The Bank has the right to vary, in a manner unfavourable to the Borrower, only the expenses indicated under letter B) above; such variations will be applied in compliance with the provisions of Art. 118 of Legislative Decree No. 385/1993 (TUB) and subsequent amendments and additions. In the event of exercise of the above right, you have the right to withdraw from the agreement that is subject to change, without charge, by the date set for the implementation of the changes and to obtain, at the time of its liquidation, the application of the conditions previously applied.

11. Successors obligations—assumption of debt

The undertakings assumed by the Borrower are understood to be constituted jointly and severally also for any successors and assignees.

In view of the specific nature of the guarantee, the parties agree that the loan can be taken over only without releasing the original debtor and subject to a favourable opinion from the Guarantee Fond.

12. Proof of debt

The Bank’s statements of account, records and, in general, accounting results are proof of the principal and interest of the debt and anything else due under this agreement.

13. Applicable law and jurisdiction

This agreement is subject to Italian law. For any dispute, judgement and proceeding that may arise as a result of this agreement, the Court indicated by the Code of Civil Procedure (Articles 18 et seq.) shall have jurisdiction.

14. Claims and out-of-court dispute resolution procedures.

The Borrower may submit a claim to the Bank in the manner indicated on the Information Sheet, available at the Branches and on the Bank’s website.

If the Borrower is not satisfied with the reply received or has not received a reply within 30 days, before appealing to the courts, it may contact the Financial Banking Arbitrator (ABF); to find out how to contact the latter, as well as the latter’s jurisdiction, you may visit the website www.arbitrobancariofinanziario.it, ask in branches of the Bank of Italy, or ask the Bank.

For the purposes of the out-of-court settlement of disputes that may arise from this agreement, the Borrower and the Bank, in the event of the mediation process being carried out within the terms set by the applicable law, may resort to:

INTESA SAN PAOLO LOGO

•

the Banking and Financial Conciliator – Association for the settlement of banking, financial and corporate disputes – ADR; the Regulations of the Banking and Financial Conciliator may be viewed on the website www.conciliatorebancario.it or requested from the Bank;

•	or another body specializing in banking and financial matters registered in the register held by the Ministry of Justice.

15. Allocation of payments

Unless otherwise determined by the Bank, any payment made by the Borrower or any guarantor shall first be allocated to the repayment of fees and charges, then to the payment of ancillary charges and interests, and, as for the remaining part, to the principal.

16. Address for service

The Bank’s address for service is its registered office at Piazza San Carlo, 156 in Turin, and, as regards the Borrower, at the registered office declared in this deed and, failing this, at the Secretariat of the Municipality of its registered office in accordance with Art. 143 Italian Code of Civil Procedure.

17. Tax treatment

The Borrower is responsible for any charges for taxes, levies, fees and withholding taxes that may be applied in relation to this agreement and the payments to be made under it, it being also understood that the Bank shall receive the amounts due to it net of any charges.

Any restriction or prohibition by law that prevents the Borrower from bearing such charges shall oblige it, if requested in writing, to repay the principal amount, in addition to interest and any other amount due under this loan agreement, by the term indicated in the relevant notice.

18. Information note on subrogation in loan agreements

In the event that the Borrower, whether a natural person or a micro-enterprise (as defined in Art. 1, paragraph 1, letter t of Legislative Decree no. 11/2010), in order to repay this loan, obtains another loan from another bank or financial intermediary, in the cases provided for in Art. 120 quater of the TUB, the Borrower shall not bear any costs (such as, for example: commissions, expenses, charges or penalties), even indirectly.

The law requires that a new agreement thus stipulated retains the collateral and personal guarantees of the previous one.

Read, confirmed and signed on each page, including annexes.

INTESA SANPAOLO S.p.A Milan Porta Vittoria Business Branch

/s/ Giorgio Garberi

KALEYRA SPA WITH SOLE SHAREHOLDER

/s/ Luca Giardina Papa
(Borrower)

Pursuant to and for the purposes of Article 1341 of the Italian Civil Code and—as far as may be necessary—Article 118 of Legislative Decree No. 385/1993, we also declare that we specifically approve the following articles:

7) Miscellaneous obligations.

7bis) obligations arising from the facilitation

8) Undelayable nature of the obligations of the Borrower.

INTESA SAN PAOLO LOGO

9) Loan acceleration, termination of the agreement, withdrawal and capitalization of interest following termination for non-fulfilment.

10) Charges.

11) Assumption of debt

12) Proof of debt.

Finally, the Borrower expressly approves the content of Art. 5 hereto (default interests and calculation methods), pursuant to Decree No. 343 of the Inter-Ministerial Committee for Credit and Savings of 3/08/2016, issued in implementation of Art. 17-bis of Law No. 49/2016 converting “banking decree” No. 18/2016, and published in Official Gazette No. 212 of 10/09/2016 and, as far as may be necessary, also pursuant to Art. 1341 of the Civil Code.

MILAN, 29/07/2020	KALEYRA SPA WITH SOLE SHAREHOLDER

/s/ Luca Giardina Papa
(Borrower)

Finally, the Borrower declares that it has received a copy of this agreement, including its annexes, consisting of 14 pages joined together by a holographic band.

MILAN, 29/07/2020	KALEYRA SPA WITH SOLE SHAREHOLDER

/s/ Luca Giardina Papa
(Borrower)

MI PORTA VITTORIA BRANCH		ANNEX A
APPLICATION NO. 0185045624914	LOAN NO. 0IC101085301
NAME:	KALEYRA SPA
AMOUNT OF THE LOAN:	EUROS 5,500,000.00
TOTAL NUMBER OF INSTALMENTS:	24
INTEREST RATE ON PRINCIPAL AMOUNT:	1.2870000

PAYMENT	DATE	PRINCIPAL	RES. DEBT OF THE PRINCIPAL
1	29/10/2020	0.00	5,500,000.00
2	29/01/2021	0.00	5,500,000.00
3	29/04/2021	0.00	5,500,000.00
4	29/07/2021	0.00	5,500,000.00
5	29/10/2021	266,688.78	5,233,311.22
6	29/01/2022	267,546.85	4,965,764.37
7	29/04/2022	268,407.68	4,697,356.69
8	29/07/2022	269,271.29	4,428,085.40
9	29/10/2022	270,137.67	4,157,947.73
10	29/01/2023	271,006.83	3,886,940.90
11	29/04/2023	271,878.80	3,615,062.10
12	29/07/2023	272,753.57	3,342,308.53
13	29/10/2023	273,631.15	3,068,677.38
14	29/01/2024	274,511.56	2,794,165.82
15	29/04/2024	275,394.80	2,518,771.02
16	29/07/2024	276,280.89	2,242,490.13
17	29/10/2024	277,169.82	1,965,320.31
18	29/01/2025	278,061.61	1,687,258.70
19	29/04/2025	278,956.28	1,408,302.42
20	29/07/2025	279,853.82	1,128,448.60
21	29/10/2025	280,754.25	847,694.35
22	29/01/2026	281,657.58	566,036.77
23	29/04/2026	282,563.81	283,472.96
24	29/07/2026	283,472.96	0.00

Annex B

FINANCIAL PARAMETERS

to be applied to the 2020, 2021, 2022 consolidated financial statements:

a)	net financial position / equity ratio:

31/12/2020 <=3.50

31/12/2021 <=1.30

31/12/2022 <=1.00

b)	Net financial position / gross operating income ratio:

31/12/2020 <=4.00

31/12/2021 <=2.00

31/12/2022 <=1.50

For the purposes of the above, the following definitions apply:

a. NET FINANCIAL POSITION / EQUITY

Net Financial Position (NFP)

This is the sum of the amounts of the balance sheet items, Liabilities section,

as set out by Article 2424 of the Italian Civil Code and identified by letter D (payables) under numbers 1 (bonds), 2 (convertible bonds), 3 (payables to shareholders for loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to affiliated companies), 11 (payables to parent companies), 14 (other financial payables) from which one must subtract the sum of the amounts of the items in the Assets section identified by letter C (current assets) under numbers III (financial assets not constituting fixed assets) and IV (cash and cash equivalents).

Shareholders’ Equity (SE)

This is the sum of the amounts of the balance sheet items, Liabilities section, as set out by Art.

2424 of the Italian Civil Code and identified by letter A (equity) from which the sum of the amounts of the items, in the Assets sections, identified by letters A (subscribed capital unpaid); B (fixed assets) under no. III (financial fixed assets) sub No. 4 (own shares); C (working capital) under no. III (current financial assets) sub no. 5 (own shares) must be subtracted.

b. NET FINANCIAL POSITION / GROSS OPERATING MARGIN

NET FINANCIAL POSITION (NFP)

This is the sum of the amounts of the balance sheet items, Liabilities section,

as set out by Article 2424 of the Italian Civil Code and identified by letter D) (payables) under numbers 1 (bonds), 2 (convertible bonds), 3 (payables to shareholders for loans), 4 (payables to banks), 5 (payables to other lenders), 9 (payables to subsidiaries), 10 (payables to associated companies), 11 (payables to parent companies), 14 (other payables), from which one must subtract the sum of the amounts of the items in the Assets section identified by letter C) (current assets) under numbers III (financial assets not constituting fixed assets) and IV (cash and cash equivalents).

GROSS OPERATING MARGIN

This is the sum of the amounts referred to in letter A (value of production) of the income statement pursuant to Article 2425 of the Italian Civil Code, items 1 (revenues from sales and services), 2 (changes in inventories of work in progress, semi-finished and finished products), 3 (changes in contract work in progress) and 4 (increases in fixed assets for internal work) from which the sum of the amounts referred to in letter B (production costs) items 6 (costs for raw materials), 7 (costs for services), 8 (costs for use of third party assets), 9 (personnel costs) and 11 (changes in inventories of raw, ancillary and consumable materials, goods) must be subtracted.

The overrun of any financial commitment will give our Institution the possibility/right to increase the margin of the operation by 50 bps after verifying that the cost of the operation, including the guarantee commissions, where due, remains lower than the cost that would have been required for operations with the same characteristics without a public guarantee (limit established by Decree Law 23 of 08/04/2020).